Exhibit 99.1

Contact: Robert Copple

972-665-1500

or CNK@jcir.com

Cinemark Holdings Names Tim Warner Chief Executive Officer

Alan Stock Retires from Cinemark and to Serve in Consulting Capacity

PLANO, Texas, February 15, 2012 – Lee Roy Mitchell, Chairman of the Board of Cinemark Holdings, Inc. (NYSE: CNK), announced today that Tim Warner, who led the company’s expansion throughout Latin America as the President of Cinemark International before becoming President of the domestic circuit in 2006, has been promoted to the position of Chief Executive Officer. The appointment follows notification by Alan Stock, who has served as Chief Executive Officer since December 2006, of his decision to step down from his current leadership position and retire from Cinemark. Mr. Stock will serve in a transitional role at Cinemark through May 1, 2012 and continue in an advisory role as a consultant for the Company for a two year period thereafter.

Alan Stock stated, “Cinemark is the industry’s leading exhibitor and I am proud to have contributed to the Company’s growth during my 26 year tenure. It is exciting to have been part of such a great organization and have facilitated its development from 51 screens that existed when I started to 5,096 screens today. I look forward to working with Tim and the management team to ensure that we effect a seamless transition and continued success for the Company.”

Lee Roy Mitchell commented, “On behalf of the Board and the Company, I thank Alan for his many years of distinguished service to Cinemark and his unwavering dedication to and passion for improving quality and performance in every area of our organization. We are grateful for his vision and initiatives which have contributed significantly to our growth and success. On behalf of everyone at Cinemark, I wish him the very best and with Alan remaining part of the Cinemark team, I look forward to the continued benefit of his valuable counsel and expertise.”

Mr. Mitchell continued, “With Tim’s intimate knowledge of Cinemark, extensive industry experience and relationships, and proven management, operational and development skills, Cinemark is well positioned to extend its record of success with respect to both current operations and growth initiatives. Cinemark has a deep, capable team of operations, finance, marketing, development and legal executives to manage our circuit and successfully execute our planned growth initiatives. This team has consistently outperformed the industry and with its strong balance sheet, Cinemark is well positioned to take advantage of future growth opportunities.”

Tim Warner added “Throughout our careers at Cinemark, Alan and I have worked closely to enhance the theater going experience while driving domestic and international growth, which has brought significant geographic diversity to our operating base. Cinemark’s disciplined operating strategies and the consistent excellent execution by the Company’s corporate and theater level management teams and employees continue to drive our industry out-performance. In addition, our international circuit continues to distinguish itself with attendance growth rates far exceeding those in the U.S. Cinemark is in excellent shape with significant momentum as a result of Alan’s leadership. We have a clear strategy that positions us well for the future. On behalf of all

Cinemark employees we thank Alan for his outstanding contributions to the Company and for his initiatives to promote high standards across the industry and strong relations among its various constituents.”

About Tim Warner

Tim Warner, who has served as President and Chief Operating Officer of Cinemark since December 2006, brings over 30 years of motion picture exhibition industry experience to the CEO position, including more than 16 years with the Company. As COO, Mr. Warner has led Cinemark’s domestic operations and managed the Company’s growth and development. Mr. Warner joined Cinemark in 1996 as President of Cinemark International, now the Company’s fastest growing division, and developed and established successful theatrical exhibition operations in 14 countries.

From 1989 – 1995, Mr. Warner served as the President and Chief Executive Officer of NATO of California/Nevada and General Chairman of NATO/ShoWest. As President and CEO, Mr. Warner represented the exhibition trade association in all state and federal government matters related to the exhibition industry and on industry-related issues with film studios and other industry associations. Previously, he served as a senior member of the management team of Excellence Theatres; as the founder of a film buying and marketing group for independently owned and operated screens; and, as the founder of a U.S. regional theatrical exhibition company. He is a member of many industry groups and associations and is the recipient of numerous industry distinctions including the ShoWest 2000 International Exhibitor of the Year and the NATO/ShoWest 1989 Exhibitor of the Year.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to future revenues, expenses and profitability, the future development and expected growth of our business, projected capital expenditures, attendance at movies generally or in any of the markets in which we operate, the number or diversity of popular movies released and our ability to successfully license and exhibit popular films, national and international growth in our industry, competition from other exhibitors and alternative forms of entertainment and determinations in lawsuits in which we are defendants. You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Cinemark Holdings, Inc.

Cinemark is a leading domestic and international motion picture exhibitor, operating 448 theatres with 5,096 screens in 39 U.S. states, Brazil, Mexico and 11 other Latin American countries as of September 30, 2011. For more information go to www.cinemark.com.

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